Exhibit 21.1

SUBSIDIARIES OF INTERFACE SECURITY SYSTEMS HOLDINGS, INC.
DECEMBER 31, 2014

Name of Subsidiary	Place of Incorporation

Interface Security Systems, L.L.C.	Louisiana